Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-159614

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 22, 2009

Preliminary prospectus supplement

(To prospectus dated June 10, 2009)

5,300,000 shares

ATP Oil & Gas Corporation

Common stock

We are offering 5,300,000 shares of our common stock.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “ATPG.” On September 21, 2009, the last reported sale price of our common stock on The NASDAQ Global Select Market was $20.70 per share.

Investing in our common stock involves risk. See “Risk factors” starting on page S-14 and included in the accompanying prospectus starting on page 2 for a description of the various risks you should consider in evaluating an investment in the shares.

	Per share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds to us (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 795,000 shares of our common stock at a price of $                     per share solely to cover any over-allotments.

Delivery of the shares of common stock is expected to be made on or about September     , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	Credit Suisse

September     , 2009

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About this prospectus supplement and

the prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and documents incorporated by reference herein. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where you can find more information” and “Incorporation by reference.” To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the documents we incorporate by reference and any free writing prospectus prepared by or on behalf of us. We have not and the underwriters have not authorized any other person to provide you with additional or different information. If anyone or any document incorporated by reference herein provides you with additional, different or inconsistent information, you should not rely on it. We are not and the underwriters are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement, the accompanying prospectus is accurate as of any date other than the date hereof or thereof respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, all references in this prospectus supplement to “we,” “our,” “us,” or the “company” refer to ATP Oil & Gas Corporation and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires. Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares to cover over-allotments.

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Certain definitions

As used herein, the following terms have specific meanings as set forth below:

Bbls	Barrels of crude oil or other liquid hydrocarbons

Bcf	Billion cubic feet of natural gas

Bcfe	Billion cubic feet of natural gas equivalent

MBbls	Thousand barrels of crude oil or other liquid hydrocarbons

Mcf	Thousand cubic feet of natural gas

Mcfe	Thousand cubic feet of natural gas equivalent

MMBbls	Million barrels of crude oil or other liquid hydrocarbons

MMBtu	Million British thermal units

MMcf	Million cubic feet of natural gas

MMcfe	Million cubic feet of natural gas equivalent

MMBoe	Million barrels of crude oil or other liquid hydrocarbons equivalent

SEC	United States Securities and Exchange Commission

U.S.	United States of America

U.K.	United Kingdom of Great Britain and Northern Ireland

Crude oil and other liquid hydrocarbons are converted into cubic feet of gas equivalent based on six Mcf of gas to one barrel of crude oil or other liquid hydrocarbons.

Development well is a well drilled within the proved area of an oil or natural gas field to the depth of a stratigraphic horizon known to be productive.

Dry hole is a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Exploratory well is a well drilled to find and produce oil or natural gas reserves in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Farm-in or farm-out is an agreement whereby the owner of a working interest in an oil and gas lease or license assigns the working interest or a portion thereof to another party who desires to drill on the leased or licensed acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in,” while the interest transferred by the assignor is a “farm-out.”

Field is an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

PV-10, a non-GAAP measure, is the pre-tax present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), after deducting the estimated future costs to be incurred in

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developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). We believe PV-10 to be an important measure for evaluating the relative significance of our natural gas and oil properties. PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes. We further believe investors and creditors may utilize our PV-10 as a basis for comparison of the relative size and value of our reserves to other companies. However, PV-10 is not a substitute for the standardized measure.

Productive well is a well that is producing or is capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities.

Proved reserves are the estimated quantities of oil and gas which geological and engineering data demonstrate, with reasonable certainty, can be recovered in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if shown to be economically producible by either actual production or conclusive formation tests. See Regulation S-X, Rule 4-10(a)(2), (3) and (4), (Reg. § 210.4-10) available on the Internet at www.sec.gov/about/forms/regs-x.pdf.

Proved developed reserves are the portion of proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved undeveloped reserves are the portion of proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Working interest is the operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

Workover is operations on a producing well to restore or increase production.

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Summary

This summary contains basic information about us and the offering. It does not contain all of the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein for a more complete understanding of our business. You should pay special attention to the “Risk factors” section beginning on page S-14 of this prospectus supplement, on page 2 of the accompanying prospectus, as well as the risk factors described in our 2008 Annual Report on Form 10-K, before making an investment decision.

The company

We are engaged in the acquisition, development and production of oil and natural gas properties in the Gulf of Mexico and the U.K. and Dutch Sectors of the North Sea (the “North Sea”). We seek to acquire and develop properties with proved undeveloped reserves that are economically attractive to us but are not strategic to major or large exploration-oriented independent oil and gas companies. Occasionally we will acquire properties that are already producing or where previous drilling has encountered reservoirs that appear to us to contain commercially productive quantities of oil and gas even though the reservoirs do not meet the SEC definition of proved reserves. We believe that our strategy provides assets for us to develop and produce without the risk, cost or time of traditional exploration. Our management team has extensive engineering, geological, geophysical, technical and operational expertise in successfully developing and operating properties in both our current and planned areas of operation.

At December 31, 2008, we had estimated net proved reserves of 713.6 Bcfe, of which approximately 449.6 Bcfe (63%) was in the Gulf of Mexico and 264.0 Bcfe (37%) was in the North Sea. Year-end reserves were comprised of 65.3 MMBbls of oil (55%) and 321.7 Bcf of natural gas (45%). The majority of our oil reserves (61%) are located in the Gulf of Mexico. Our natural gas reserves are split between the Gulf of Mexico (66%) and the North Sea (34%). Of our total proved reserves, 73.6 Bcfe (11%) were producing, 37.8 Bcfe (5%) were developed and not producing and 602.2 Bcfe (84%) were undeveloped. The estimated PV-10 of our proved reserves at December 31, 2008 was $1.3 billion and our standardized measure of discounted future net cash flows at December 31, 2008 was $1.1 billion. See “Item 2. Properties – Oil and Natural Gas Reserves” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference, for a reconciliation of our PV-10 to our standardized measure of discounted future net cash flows. See “Incorporation by reference.”

At December 31, 2008, we had leasehold and other interests in 77 offshore blocks, 41 platforms and 129 wells, including 22 subsea wells, in the Gulf of Mexico. At December 31, 2008, we operated 111 (86%) of these wells, including all of the subsea wells, and 78% of our offshore platforms. At December 31, 2008, we also had interests in 10 blocks and three company-operated subsea wells in the North Sea. Our average working interest in our properties at December 31, 2008 was approximately 76%. For more information regarding our operations and assets in the Gulf of Mexico and North Sea, see Note 13, “Segment Information,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. See “Incorporation by reference.”

Our business strategy

We seek to create value and reduce operating risks through the acquisition and subsequent development of properties in areas that have:

•	significant undeveloped reserves and reservoirs;
•	close proximity to developed markets for oil and natural gas;
•	existing infrastructure of oil and natural gas pipelines and production/processing platforms; and
•	a relatively stable regulatory environment for offshore oil and natural gas development and production.

Our focus is on acquiring properties that are noncore or nonstrategic to their current owners for a variety of reasons. For example, larger oil companies from time to time adjust their capital spending or shift their focus to exploration prospects they believe will offer greater reserve potential. Some projects may provide lower economic returns to a company due to its cost structure within that company. Also, due to timing or budget constraints, a company may be unwilling or unable to develop a property before the expiration of the lease. With our cost structure and acquisition strategy, it is not unusual for us to have an acquisition cost of a property that is less than the total costs of the previous owner. This strategy coupled with our expertise in our areas of focus and our track record of successfully developing projects may make the acquired oil and gas properties more financially attractive to us than the seller. Given our strategy of acquiring properties that contain proved reserves or where previous drilling indicates to us the presence of recoverable hydrocarbons, our operations typically are lower risk than exploration-focused Gulf of Mexico and North Sea operators.

By focusing on properties that are not strategic to other companies, we are able to minimize up-front acquisition costs and concentrate available capital on the development phase of these properties. Our management team has extensive engineering, geological, geophysical, technical and operational expertise in successfully developing and operating properties in both our current and planned areas of operation. For the three year period ended December 31, 2008, we have added 196.4 Bcfe of proved oil and natural gas reserves through acquisitions at a total cost of $83.5 million. Development costs were approximately $2,262.1 million or 87% of oil and gas capital expenditures. Additional detail of our costs incurred and changes in reserve estimates is set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 beginning on page F-32 therein.

Since we operate a significant number of the properties in which we acquire a working interest, we are able to significantly influence the plans and timing of a project’s development. In addition, practically all of our properties have already defined the targeted reservoirs, which eliminates the time necessary in typical exploration efforts to locate and determine the extent of oil and gas reservoirs. Without the exploration time constraint, we focus on developing projects in the shortest time possible between initial significant investment and first revenue generated in order to maximize our rate of return. We may initiate new development projects by simultaneously obtaining the various required components such as the pipeline and the production platform or subsea well completion equipment. We believe this strategy, combined with our strong technical abilities to evaluate and implement a project’s requirements, allows us to efficiently complete the development project and commence production.

Our strengths

•

Low acquisition cost structure.    We believe that our focus on acquiring properties with minimal cash investment for the proved undeveloped component allows us to pursue the acquisition of properties with minimal capital at risk.

•

Technical expertise and significant experience.    We have assembled a technical staff with an average of over 26 years of industry experience. Our technical staff has specific expertise in the Gulf of Mexico and North Sea offshore property development, including the implementation of subsea completion technology.

•

Operating control.    As the operator of a property, we are afforded greater control of the selection of completion and production equipment, the timing and amount of capital expenditures and the operating parameters and costs of the project. As of December 31, 2008, we operated all of our properties under development, all of our subsea wells and 80% of our offshore platforms.

•

Employee ownership.    Through employee ownership of company stock, we have assembled a staff whose business decisions are aligned with the interests of our shareholders. As of February 5, 2009, our executive officers and directors own approximately 20% of our common stock.

•	Inventory of projects. We have a substantial inventory of properties to develop in both the Gulf of Mexico and the North Sea.

Recent developments

On September 9, 2009 we announced that we had discovered additional pay sands at the Mirage Prospect located at Mississippi Canyon Block 941 (MC 941) at our deepwater Telemark Hub in the Gulf of Mexico. The MC 941 #3 well, located in approximately 4,000 feet of water, encountered more than 250 feet of logged net oil and gas pay, more than doubling our pre-drill estimates. The 7 5/8 inch casing has been set at 17,089 feet measured depth through the pay intervals. Mirage is one of the three Telemark Hub fields that will be tied back to the ATP Titan MinDOC floating drilling and production unit to be located at MC 941.

On September 22, 2009, we announced the following regarding our operations:

•

We recently concluded our planned activity in the deepwater Gulf of Mexico of the three well drilling campaign at Mirage (Mississippi Canyon Block 941,“MC 941”) and Morgus (Mississippi Canyon Block 942, “MC 942”) which comprises two of the three blocks that make up the Telemark Hub. The third block comprising the Telemark Hub is Telemark (Atwater Valley Block 63, “AT 63”). At Mirage, we drilled one well to total depth and one well to approximately 12,000 feet. As previously announced, we experienced outstanding results with the MC 941 #3 well that was drilled to total measured depth of 20,043 feet. The MC 941 #3 well encountered approximately 266 net feet of logged hydrocarbon pay as compared to the discovery well (the Vastar MC 941#1 sidetrack 1) that encountered approximately 87 net feet of logged hydrocarbons. These additional pay sands potentially enhance our expected initial production rates.

•

The ATP Titan, our floating drilling and production platform, is scheduled for sail-out and mooring in October 2009 at the Telemark Hub. The ATP Titan will be moored initially between Mirage and Morgus and serve as the production platform for the life of these reserves. After the reserves at Mirage and Morgus are produced, the ATP Titan is scheduled to be moved to AT 63 where it will recover the remaining Telemark reserves. First production at ATP’s Telemark Hub is expected in early 2010. ATP has a 100% working interest and is the operator of the Telemark Hub.

•

Since we encountered approximately three times the amount of net feet of logged hydrocarbons in the MC 941 #3 well as compared to the Vastar discovery well, we expect the additional logged hydrocarbons at MC 941 to result in increased reserves at year-end compared to those currently booked in our third party reserve reports of proved and probable reserves.

•

We previously requested approval from the Minerals Management Service (MMS) to commingle two zones at ATP’s Gomez (Mississippi Canyon Block 711) development in April 2009. Approval was recently granted and we intend to perform the work which will result in increased production from Gomez beginning in October 2009. MMS approval had been expected several months ago and as a result of the delay, production associated with the commingling in the third quarter will be deferred into future periods. Third quarter estimated production will be approximately 1-2 Bcfe lower than expected as a result of the delay in receiving this approval and curtailment of natural gas production in the UK North Sea.

•

Additional production enhancements are expected at other ATP locations in the fourth quarter 2009. At Canyon Express, we have begun a well side-track program expected to provide additional production beginning in the fourth quarter 2009. The Ocean Confidence drilling rig is on location and will side-track the MC 217 #3. In the UK North Sea, we curtailed production levels in the third quarter 2009 due to lower than expected pricing. We expect to ramp up our UK production levels during the fourth quarter 2009 due to higher anticipated prices. In the UK North Sea, we have 8.25 MMBtu/day hedged at 44 pence per therm or approximately $7.13 per MMBtu.

Also on September 22, 2009, we announced that we have entered into an asset purchase and sale agreement, subject to customary closing conditions, for the $78 million sale of our oil and natural gas pipelines that service our Gomez Hub at Mississippi Canyon Block 711 in the deepwater Gulf of Mexico. The oil pipeline is 28 miles long and has the capacity to transport up to 25 thousand barrels of oil per day to the Amberjack pipeline system. The gas pipeline, 28 miles long, has the capacity to transport 100 million cubic feet of natural gas to the Discovery Gas Pipeline. We will remain as operator of Mississippi Canyon Block 711 as well as will remain as operator of both pipelines and the Gomez Hub.

Concurrent Rule 144A Offering

We are offering in a concurrent offering (the “Preferred Stock Offering”) 1,250,000 shares of convertible perpetual preferred stock (the “Preferred Stock”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We are offering the Preferred Stock to Qualified Institutional Buyers in accordance with Rule 144A of the Securities Act and to non-U.S. Persons outside the United States in accordance with Regulation S of the Securities Act.

Holders of shares of Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of     % per share on the liquidation preference thereof of $100.00 per share of Preferred Stock (equivalent to $             per annum per share), payable in cash, by delivery of shares of our common stock or a combination of cash and our common stock. We expect that initially dividends will be paid in the form of common stock. Dividends on the Preferred Stock will be payable quarterly on             ,             ,              and              of each year commencing                     ,              at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulations of dividends on shares of Preferred Stock do not bear interest. See “Description of capital stock — Preferred Stock.”

We intend to use the net proceeds from the Preferred Stock Offering in the same manner as the net proceeds from this offering. See “Use of proceeds.” The consummation of this offering of common stock is not conditioned on the closing of the Preferred Stock Offering. We may elect to not complete the Preferred Stock Offering.

Corporate information

ATP Oil & Gas Corporation was incorporated in Texas in 1991. Our principal offices are located at 4600 Post Oak Place, Suite 200, Houston, Texas 77027, where our telephone number is (713) 622-3311.

A detailed discussion of our business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, both of which are incorporated herein by reference. See “Incorporation by reference.”

The offering

Common stock offered	5,300,000 shares

Common stock to be outstanding after this offering	50,082,670 shares(1)(2)

Over-allotment option granted by us	Up to 795,000 shares. See “Underwriting.”

Use of proceeds	Assuming an offering price of $20.70 per share, the last reported sale price of our common stock on the NASDAQ Global Select Market on September 21, 2009, we estimate that we will receive net proceeds from this offering of approximately $104.5 million after deducting underwriting discounts and commissions and estimated offering expenses. We are required to offer to our lenders approximately $26.1 million (or 25%) of the net proceeds from this offering, together with 25% of the net proceeds of the Preferred Stock Offering, to prepay outstanding indebtedness under our Credit Agreement dated June 27, 2008 with Credit Suisse, as administrative agent for the lenders. We intend to use the remaining net proceeds from this offering together with the remaining net proceeds of the Preferred Stock Offering to fund capital expenditures related to our drilling and development activities, including development of wells at our Telemark Hub in the deepwater Gulf of Mexico, and for general corporate purposes. See “Use of proceeds.”

NASDAQ Global Select Market symbol	ATPG

Dividend policy	We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. In addition, our existing credit facilities limit our ability to pay dividends and make other distributions.

Risk factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our common stock. These risks are discussed more fully in “Risk factors” beginning on page S-14 and included in the accompanying prospectus.

(1)	The number of shares of common stock outstanding after the offering is based on 44,782,670 shares of common stock outstanding as of September 21, 2009, excluding shares issuable upon the exercise of outstanding stock options awarded under our 2000 Stock Plan and held by our employees, executive officers and directors, outstanding warrants and between and shares that may be issued in connection with the conversion of the Preferred Stock, depending upon the price of our common stock at the time of conversion.
(2)	If the underwriters’ option to purchase additional shares is exercised in full, 50,877,670 shares will be outstanding.

Summary financial information

The following table below shows our summary historical consolidated financial data as of and for the years ended December 31, 2008, 2007 and 2006 and as of and for the six months ended June 30, 2009 and 2008. The summary historical consolidated financial data for the years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007 are derived from our audited financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of December 31, 2006 are derived from audited financial statements not incorporated by reference into the prospectus supplement. The summary historical consolidated financial data as of and for the six months ended June 30, 2009 and 2008 are derived from our unaudited financial statements incorporated by reference into this prospectus supplement. Results of operations that were achieved for the six months ended June 30, 2009 and 2008 are not necessarily indicative of the results of operations for the entire year or any future period.

You should read the following data in connection with “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in Part II, Item 8 of our 2008 Annual Report on Form 10-K where there is additional disclosure regarding the information in the following table. Our historical results are not necessarily indicative of results to be expected in future periods.

($ in thousands, except per share data)	Year Ended December 31,			Six Months Ended June 30,
	2008	2007	2006	2009	2008

				(unaudited)

Statement of operations data:

Revenues:
Oil and gas production	$584,823	$599,324	$414,182	$149,153	$417,846
Other revenues (1)	33,206	8,611	5,639	13,664	897

	618,029	607,935	419,821	162,817	418,743

Cost, operating expenses and other:
Lease operating	91,196	91,693	72,446	37,572	48,388
Exploration	48	13,756	2,231	267	—
General and administrative (2)	41,653	32,018	32,976	18,208	18,067
Depreciation, depletion and amortization	246,434	247,378	169,704	82,973	169,272
Impairment of oil and gas properties	125,059	34,342	19,520	8,748	—
Accretion of asset retirement obligation	15,566	12,117	8,076	5,945	8,581
Loss on abandonment	13,289	18,649	9,603	1,013	1,413
(Gain) or loss on disposition of properties	(119,233)	—	—	155	—
Other, net	(99)	(3,706)	(7)	133	(110)

	413,913	446,247	314,549	155,014	245,611

Income from operations	204,116	161,688	105,272	7,803	173,132

Other income (expense):
Interest income	3,476	7,603	4,532	373	1,872
Interest expense, net	(100,729)	(121,302)	(58,018)	(22,797)	(52,363)
Derivative income	89,035	—	—	18,457	(50,150)
Loss on extinguishment of debt	(24,220)	—	(28,115)	—	(24,220)

	(32,438)	(113,699)	(81,601)	(3,967)	(124,861)
Income before income taxes	171,678	47,989	23,671	3,836	48,271
Income tax (expense) benefit	(49,973)	631	(16,794)	(300)	(13,206)

Net income	121,705	48,620	6,877	3,536	35,065
Less: Net income attributable to noncontrolling interest	—	—	—	(6,266)	—
Preferred stock dividends	—	—	(46,225)	—	—

Net income (loss) available to common shareholders	$121,705	$48,620	$(39,348)	$(2,730)	$35,065

Weighted average number of common shares outstanding:
Basic	35,457	30,793	29,693	36,251	35,631

Diluted	35,868	31,301	29,693	36,360	36,072

Net income (loss) per share available to common shareholders:
Basic	$3.43	$1.58	$(1.33)	$(0.08)	$0.98
Diluted	$3.39	$1.55	$(1.33)	$(0.08)	$0.97

($ in thousands)	As of December 31,			As of June 30,
	2008	2007	2006	2009

				(unaudited)

Balance sheet data:
Cash and cash equivalents	$214,993	$199,449	$182,592	$100,190
Working capital (3)	36,459	96,888	77,504	(11,328)
Oil and gas properties, net	1,872,203	1,830,580	1,095,645	2,129,970
Total assets	2,275,610	2,307,133	1,447,058	2,393,294
Long-term debt, including current maturities	1,366,630	1,404,011	1,071,441	1,313,194
Capital lease, including current maturities	—	—	23,699	—
Total liabilities	1,959,261	1,997,267	1,411,140	1,844,200
Total equity (4)	316,349	309,866	35,918	549,094

(1)	Other revenues are comprised of amounts realized under our loss of production income insurance policy as a result of disruptions caused by the 2008 and 2005 hurricanes.

(2)	Effective January 1, 2006 we adopted SFAS No. 123(R) using the modified prospective transition approach.

(3)	Working capital is defined as current assets minus current liabilities.

(4)	June 30, 2009 includes non-controlling interest in ATP Infrastructure Partners, L.P., in which we own 51% partnership interest.

($ in thousands)	Year Ended December 31,			Six Months Ended June 30,
	2008	2007	2006	2009	2008

Cash flow data:				(unaudited)
Net cash flows provided by operating activities	$546,967	$329,388	$258,514	$95,065	$277,407
Net cash used in investing activities	(432,010)	(835,093)	(590,683)	(361,094)	(379,266)
Net cash provided by (used in) financing activities	(69,327)	521,795	447,991	145,731	180,863

Summary reserve information

The following table sets forth certain information with respect to our estimated proved reserves by geographic area as of December 31, 2008, 2007 and 2006 based on estimates made in reserve reports prepared by our independent reserve engineers.

	As of December 31,
(unaudited)	2008	2007	2006

Estimated proved oil and natural gas reserves:
Natural gas reserves (MMcf)
Proved developed	65,878	163,162	130,794
Proved undeveloped	255,867	193,049	198,432

Total	321,745	356,211	329,226

Oil and Condensate reserves (Mbbls)
Proved developed	7,582	14,112	13,842
Proved undeveloped	57,730	45,781	37,433

Total	65,312	59,893	51,275

Total proved reserves (MMcfe)	713,622	715,569	636,873

PV-10 value (in thousands)
PV-10 value (1)	$1,275,116	$3,497,262	$1,278,607

Prices used in calculating end of year proved reserves:
Natural gas (per Mcfe)
Gulf of Mexico	$5.71	$6.80	$5.64
North Sea U.K. Sector	$8.77	$10.09	$4.72
North Sea Dutch Sector	$12.60	$9.59	$8.54
Oil and Condensate (per Bbl)
Gulf of Mexico	$44.60	$96.00	$61.05
North Sea U.K. Sector	$45.59	$78.68	$61.49
North Sea Dutch Sector	$32.14	$89.84	$66.87

Other reserve data:
Natural gas as percent of total proved reserve quantities	45%	50%	52%
Proved developed reserves as percent of total proved reserves	16%	35%	34%

(1)	PV-10 value (“PV-10”) is not a measure under generally accepted accounting principles in the United States of America (“GAAP”) and differs from the corollary GAAP measure “standardized measure of discounted future net cash flows” in that PV-10 is calculated without regard to future income taxes. Management believes that the presentation of PV-10 values is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our estimated proved reserves independent of our individual income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to our reserves. Because many factors that are unique to each individual company affect the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. For these reasons, management uses, and believes the industry generally uses, the PV-10 measure in evaluating and comparing acquisition candidates and assessing the potential return on investment related to investments in oil and natural gas properties.

PV10 is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. For our presentation of the standardized measure of discounted future net cash flows, please see “Note 16. Supplemental Oil and Gas Reserve and

Standardized Measure Information (Unaudited)” in the Notes to the Consolidated Financial Statements in Part II, Item 8 of our 2008 Annual Report on Form 10-K. The table below provides a reconciliation of PV10 to standardized measure of discounted future net cash flows (in thousands).

Non-GAAP reconciliation	As of December 31,
	2008	2007	2006

Present value of estimated future net revenues (PV-10)	$1,275,116	$3,497,262	$1,278,607
Future income taxes at 10%	(147,034)	(857,295)	(263,529)

Standardized measure of discounted future net cash flows	$1,128,082	$2,639,967	$1,015,078

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond our control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors such as change in product prices and operating costs, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

Summary operating information

The following table sets forth summary operating information for the periods ended December 31, 2008, 2007 and 2006 and for the periods ended June 30, 2009 and 2008.

($ in thousands, except average realized sales prices)	Year Ended December 31,			Six Months Ended June 30,
	2008	2007	2006	2009	2008

				(unaudited)

Statement of operations data:

Production:
Natural gas (MMcf)	31,862	37,013	31,224	8,424	21,813
Oil and condensate (MBbls)	4,267	4,498	3,273	1,813	3,036
Total (MMcfe)	57,468	64,002	50,860	19,302	40,029

Revenues from production (in thousands):
Natural gas	$264,204	$309,572	$234,035	$37,463	$193,621
Effects of cash flow hedges	(8,672)	897	2,479	589	(8,459)
Amortization of deferred revenue	3,795	—	—	4,256	1,409

Total	$259,327	$310,469	$236,514	$42,308	$186,571

Oil and condensate	$308,910	$290,329	$180,713	$88,426	$227,265
Effects of cash flow hedges	(2,390)	(1,549)	(3,155)	—	(1,437)
Amortization of deferred revenue	18,976	—	—	18,419	5,447

Total	$325,496	$288,780	$177,558	$106,845	$231,275

Natural gas, oil and condensate	$573,114	$599,901	$414,748	$125,889	$420,886
Effects of cash flow hedges	(11,062)	(652)	(676)	589	(9,896)
Amortization of deferred revenue	22,771	—	—	22,675	6,856

Total	$584,823	$599,249	$414,072	$149,153	$417,846

Average realized sales price:
Natural gas (per Mcf)	$8.29	$8.36	$7.50	$4.44	$8.88
Effects of cash flow hedges (per Mcf)	(0.27)	0.03	0.07	0.07	(0.39)

Average realized price (per Mcf)	$8.02	$8.39	$7.57	$4.51	$8.49

Oil and condensate (per Bbl)	$72.41	$64.54	$55.21	$48.77	$74.86
Effects of cash flow hedges (per Bbl)	(0.56)	(0.34)	(0.96)	—	(0.47)

Average realized price (per Bbl)	$71.85	$64.20	$54.25	$48.77	$74.39

Natural gas, oil and condensate (per Mcfe)	$9.97	$9.37	$8.15	$6.52	$10.51
Effects of cash flow hedges (per Mcfe)	(0.19)	(0.01)	(0.01)	0.03	(0.25)

Average realized price (per Mcfe)	$9.78	$9.36	$8.14	$6.55	$10.26

Selected data (per Mcfe):
Lease operating expenses	$1.59	$1.43	$1.42	$1.95	$1.21
Depreciation, depletion and amortization	$4.29	$3.87	$3.34	$4.30	$4.23
General and administrative expenses	$0.72	$0.50	$0.65	$0.94	$0.45

A warning about forward-looking statements

This prospectus supplement (and other documents to which it refers) includes assumptions, expectations, projections, intentions or beliefs about future events which are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934 (the “Exchange Act”). Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “projects”, “forecasts”, “intends”, “plans”, “targets”, “objectives”, “seek”, “strive”, negatives of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to our management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements involve risks, uncertainties and assumptions and certain other factors that may, and often do, cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to:

•	projected operating or financial results;
•	timing and expectations of financing activities;
•	budgeted or projected capital expenditures;
•	expectations regarding our planned expansions and the availability of acquisition opportunities;
•	statements about the expected drilling of wells and other planned development activities;
•	expectations regarding oil and natural gas markets in the United States, United Kingdom and the Netherlands; and
•	estimates of quantities of our proved reserves and the present value thereof, and timing and amount of future production of oil and natural gas.

We believe these forward-looking statements are reasonable, but we caution that you should not place undue reliance on these forward-looking statements, because there can be no assurance that actual results will not differ materially from those expressed or implied in such forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus supplement. Some of the key factors which could cause actual results to vary from those expected include:

•	the volatility in oil and natural gas prices;
•	the timing of planned capital expenditures;
•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;
•	the inherent uncertainties in estimating proved reserves and forecasting production results;
•

uncertainties and operational factors affecting the commencement or maintenance of producing wells, including catastrophic weather related damage, unscheduled outages or repairs, or unanticipated changes in drilling equipment costs or rig availability;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities, which may not be covered by indemnity or insurance;
•

the political and economic climate in the foreign or domestic jurisdictions in which we conduct oil and gas operations, including risk of war or potential adverse results of military or terrorist actions in those areas; and

•

other United States, United Kingdom or Netherlands regulatory or legislative developments, which may affect the demand for natural gas or oil, or generally increase the environmental compliance cost for our production wells or impose liabilities on the owners of such wells.

•	our inability to generate sufficient funds from our operations and other financing sources;
•	interest payment requirements on our debt obligations;
•	restrictions imposed by our debt instruments;
•	delays in the development of or production curtailment at our material properties;
•	our price risk management decisions;
•	the unavailability or increased cost of drilling rigs, equipment, supplies, personnel and oilfield services;
•	insufficient insurance coverage;
•	foreign currency fluctuations;
•	rapid production declines in our Gulf of Mexico properties;
•	substantial impairment write-downs;
•	unidentified liabilities associated with properties that we acquire which we haven’t obtained protection from sellers against;
•	competition from our larger competitors in the Gulf of Mexico and the North Sea;
•	the loss of members of the management team and other key personnel;
•	the ownership by members of our management team of a significant amount of common stock; and
•	rapid growth may place significant demands on our resources.

Additional factors that could cause actual results to vary from expected results are discussed in the “Risk factors” section beginning on page S-14 of this prospectus supplement and on page 2 of the accompanying prospectus.

Risk factors

Investing in our common shares involves risk. Prior to making a decision about investing in our common shares, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the period ended June 30, 2009, which are incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common shares could decline, and you could lose part of your investment.

Risks relating to the offering and our common stock

The price of our common stock may be volatile.

The trading price of our common stock has historically fluctuated significantly. For example, during the 12 months ending September 21, 2009, the high sales price per share of our common stock on The NASDAQ Global Select Market was $23.54 and the low sales price per share was $2.75. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors beginning on page 2 of the accompanying prospectus and incorporated by reference herein, as well as:

•	actual or anticipated fluctuations in operating results;
•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;
•	acquisitions, strategic alliances or joint ventures involving us or our competitors;
•	actions of our current shareholders, including sales of common stock by our directors and executive officers;
•	the arrival or departure of key personnel;
•	our, or a competitor’s announcement of new products, services or innovations; and
•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors may also affect the price of our common stock outstanding. As of September 21, 2009, we had 44,782,670 shares of common stock outstanding and warrants outstanding to acquire 350,333 shares of common stock, and, as of September 21, 2009, we had 1,799,796 shares of common stock underlying awards outstanding granted under our stock option, incentive and compensation plans, 540,895 shares reserved and available for future issuance under our stock option, incentive and compensation plans. Concurrently with this offering, we are offering to sell 1,250,000 shares of Preferred Stock (1,437,500 shares if the initial purchasers exercise their over-allotment option in full) and an additional                  to                  shares of common stock will be issuable upon exercise of the Preferred Stock (                 to                  shares if the initial purchasers exercise their over-allotment option in full). We are required to pay quarterly dividends at a per annum rate of     % on the Preferred Stock. We may elect to pay all or a portion of such dividends in the form of additional shares of common stock which would result in the issuance of new shares of common stock. The issuance of these new shares, the common stock offered hereby and the sale of additional shares that may become eligible for sale in the public market from time to time upon the exercise of stock options or vesting of equity awards could have the effect of depressing the market price for shares of our common stock.

There may be future sales or other dilution of our equity which may adversely affect the market price of our common stock.

Except as described under “Underwriting”, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive common stock. We are offering up to 5,300,000 shares of common stock (6,095,000 shares of common stock if the over-allotment option is exercised in full). Concurrently with this offering, we are offering to sell 1,250,000 shares of Preferred Stock (1,437,500 shares if the initial purchasers exercise their over-allotment option in full) and an additional                  to                  shares of common stock will be issuable upon exercise of the Preferred Stock (                 to                 shares if the initial purchasers exercise their over-allotment option in full). We are required to pay quarterly dividends at a per annum rate of     % on the Preferred Stock. We may elect to pay all or a portion of such dividends in the form of additional shares of common stock which would result in the issuance of new shares of common stock.

Sales of a substantial number of shares of our common stock could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Our articles of incorporation, bylaws and Texas law contain provisions that may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, which may adversely affect the market price of our common stock.

Our articles of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our articles of incorporation, bylaws and Texas law could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	the organization of our board of directors as a classified board, which allows no more than approximately one-third of our directors to be elected each year;
•	shareholders cannot remove directors from our board of directors except for cause and then only by the holders of not less than a majority of the voting power of all outstanding voting stock;
•	the prohibition of shareholder action by written consent; and
•

limitations on the ability of our shareholders to call special meetings and establish advance notice provisions for shareholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders.

Please read “Description of capital stock — Anti-takeover provisions of our articles of incorporation and bylaws” in the accompanying prospectus for more information about these provisions.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their Investment in us.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansions. In addition, our credit facilities limit the amount we can pay for cash dividends on our common stock and the terms of any Preferred Stock issued in the Preferred Stock Offering are expected to restrict us from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to the Preferred Stock. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time.

Risks relating to our business

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

During June 2008, we, Credit Suisse, Cayman Islands Branch (as Administrative Agent and Collateral Agent for the lenders) and the lenders named therein entered into a new senior secured term loan facility (“Term Loans”). The terms of the Term Loans require us to comply with certain covenants. Capitalized terms are defined in the Term Loans. The covenants include:

•	Minimum Current Ratio of 1.0 to 1.0 at the end of each quarter;
•	Ratio of Total Net Debt to the Consolidated EBITDAX of not greater than 3.0 to 1.0 at the end of each quarter;
•	Ratio of Consolidated EBITDAX to Consolidated Interest Expense of not less than 2.5 to 1.0 for any four consecutive fiscal quarters at the end of each quarter;
•

Ratio of pre-tax PV-10 of our total Proved Developed Producing oil and gas reserves using the average of future oil and gas prices for the next three years, to Total Net Debt of at least 0.5 to 1.0 at June 30 and December 31 of any fiscal year;

•

Ratio of pre-tax PV-10 of our Total Proved oil and gas reserves plus 50% of our pre-tax probable oil and gas reserves, both using the average of future oil and gas prices for the next three years, to Total Net Debt of at least 2.5 to 1.0 at June 30 or December 31 of any fiscal year;

•

Commodity Hedging Agreements, based on forecasted production attributable to our proved developed producing reserves of (i) 60% of the projected PDP production from the Oil and Gas Properties of the Borrower and the Subsidiaries for the succeeding twelve calendar months on a rolling twelve calendar month basis and (ii) 40% of such projected PDP production on a rolling basis for the twelve calendar month period subsequent to the twelve calendar month period;

•	Permitted Business Investments during any fiscal year of no more than $150.0 million or 7.5% of PV-10 value of our total proved reserves;
•	Requirement that at least 75% of Net Cash Proceeds from all Asset Sales be applied to the Asset Sale Facility as long as any balance is outstanding on the Asset Sale Facility;
•	Restrictions on certain types of payments including dividends or open market purchases of common stock.

These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted. We were in compliance with the financial performance and the non-financial covenants applicable to our Term Loans at June 30, 2009. Our ability to remain in compliance with our financial performance covenants is dependent on a number of factors, like changes in commodity prices and production and our ability or inability to complete certain planned asset sales, many of which are beyond our control. See “Risk Factors—Delays in the development of or production curtailment at our material properties may adversely affect our financial position and results of operations” in the accompanying Prospectus. As a result, there is no assurance that we will be able to remain in compliance with these covenants in the near or longer term. If we are unable to meet the requirements of our Term Loans or any new financial transaction that we may enter into, we may be required to seek waivers from our lenders and there is no assurance that such waivers would be granted. Even if we are in compliance with our financial performance covenants, we may elect to seek modifications to them. If such modifications are granted or amendments obtained, we may be required to pay consenting lenders one time fees and/or agree to increase the interest rate borne on the Term Loans. Any such fees and/or increased interest expense could be significant.

RISKS RELATING TO TAXES

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

Among the changes contained in President Obama’s budget proposal, released by the White House on February 26, 2009, is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Additionally, the Senate Bill version of the Oil Industry Tax Break Repeal Act of 2009, introduced on April 23, 2009, and the Senate Bill version of the Energy Fairness for America Act, introduced on May 20, 2009, include many of the proposals outlined in President Obama’s budget proposal. It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective.

The passage of any legislation as a result of the budget proposal, either Senate Bill or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operation.

Our ability to use our net operating losses to offset our future taxable income may be severely limited under Section 382 of the Internal Revenue Code.

Section 382 generally limits the ability of a corporation that undergoes an “ownership change” to utilize its net operating loss carryforwards (“NOLs”) against future post-ownership income. The limitation is generally equal to the product of (a) the fair market value of the corporation’s outstanding stock immediately prior to the ownership change and (b) the long-term tax exempt rate (i.e., a rate of interest established by the Internal Revenue Service that fluctuates from month to month). Our NOLs are already subject to an annual limitation as a result of an ownership change we experienced in November 2007. Changes in our ownership since November 2007, including changes resulting from our June 2009 common equity offering, this offering and the Preferred Stock Offering may have already caused a second ownership change, or may result in one in the near future. Another ownership change could dramatically reduce our annual NOL limitation if our equity value at the time of the second ownership change was/is significantly below our equity value as of the November 2007 ownership change.

In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years. Issuances of our stock, sales or other dispositions of our stock by certain significant stockholders, certain acquisitions of our stock and issuances, sales or other dispositions or acquisitions of interests in certain significant stockholders may have already triggered a second “ownership change,” and, even if no second ownership has occurred to date, we will have little or no control over any such events in the future.

Use of proceeds

Assuming an offering price of $20.70 per share, the last reported sale price of our common stock on the NASDAQ Global Select Market on September 21, 2009, we expect the net proceeds from this offering to be approximately $104.5 million, after deducting underwriters’ discounts and the estimated expenses of the offering.

Under the terms of our Credit Agreement dated June 27, 2008 (the “Credit Agreement”), with Credit Suisse, as administrative agent for the lenders, we are required to offer approximately $26.1 million (or 25%) of the net proceeds from this offering, together with 25% of the net proceeds of the Preferred Stock Offering, to our lenders to prepay term loans under the Credit Agreement. Each lender has the right to reject its share of the mandatory prepayment, and any declined proceeds must then be reoffered to those lenders that have accepted their share of the mandatory prepayment; we may retain any remaining declined proceeds. As of the date of the Credit Agreement, we borrowed amounts in the aggregate principal amount of $1.65 billion ($1.05 billion tranche in term loans and $600 million tranche to be repaid with proceeds from asset sales). The effective interest rate in respect of the Credit Agreement was 9.98% per annum as of June 30, 2009, and the maturity date for the term loan tranche is July 2014 and for the asset sale traunche is January 2011.

We intend to use the remaining net proceeds from this offering, together with the remaining net proceeds of the Preferred Stock Offering, to fund capital expenditures related to our drilling and development activities, including development of wells at our Telemark Hub in the deepwater Gulf of Mexico, and for general corporate purposes.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) our sale of the common stock in this offering (assuming the underwriters’ option to purchase additional shares of our common stock is not exercised and an offering price of $20.70 per share, the last reported sale price of our common stock on the NASDAQ Global Select Market on September 21, 2009), and (ii) our sale of Preferred Stock (assuming the initial purchaser’s option to purchase additional shares of Preferred Stock is not exercised and an offering price of $100 per share) and our receipt of $121.0 million estimated net proceeds, after deducting initial purchaser commissions and estimated expenses, from the Preferred Stock Offering, and the application of the net proceeds thereof as described in “Use of proceeds.”

You should read this table in conjunction with “Use of proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Description of Capital Stock”, our financial statements and the related notes included in the accompanying prospectus or incorporated by reference into this prospectus supplement.

	June 30, 2009
($ in thousands)	Actual	As Adjusted

	(unaudited)
Cash and cash equivalents (1)(2)	$100,190	$269,332

Debt—Credit Agreement (2)(3)	$1,313,194	$1,256,813

Equity:
Preferred stock	—	125,000
Common stock	45	50
Additional paid-in capital	472,809	573,327
Accumulated other comprehensive loss	(89,372)	(89,372)
Retained earnings	26,914	26,914
Treasury stock	(911)	(911)

Total shareholders’ equity	409,485	635,008
Noncontrolling Interest	139,609	139,609

Total equity	549,094	774,617

Total capitalization	$1,862,288	$2,031,430

(1)	As adjusted cash reflects estimated cash proceeds from the issuance of the common stock in this offering and the concurrent offering of Preferred Stock, net of the related issuance costs and underwriting/initial purchasers’ discount.

(2)	Assumes that 25% of the net proceeds from the issuance of the common stock and Preferred Stock described in this prospectus supplement will be used to prepay a portion of our term loans outstanding pursuant to the Credit Agreement pursuant to the mandatory prepayment provisions therein. See “Use of Proceeds.”

(3)	This amount is net of unamortized discount of $30,606.

Price range of common stock

Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “ATPG.” The following table includes the high and low sales prices for our common stock as reported on The NASDAQ Global Select Market for the periods presented.

	Price Range of Common Stock
	High	Low

2009
Third Quarter (through September 21, 2009)	$20.97	$5.22
Second Quarter	10.20	4.81
First Quarter	7.92	2.97

2008
Fourth Quarter	$18.72	$3.89
Third Quarter	41.50	16.16
Second Quarter	47.35	26.54
First Quarter	52.25	28.88

2007
Fourth Quarter	$57.58	$43.19
Third Quarter	49.39	38.44
Second Quarter	49.00	37.46
First Quarter	43.65	35.15

The closing price of our common stock on The NASDAQ Global Select Market on September 21, 2009 was $20.70.

As of June 10, 2009, there were 10,509 holders of our issued and outstanding common stock, 49 of which were holders of record.

Dividend policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current Term Loans limit the amount we can pay for cash dividends on our common stock and the terms of any Preferred Stock issued in the Preferred Stock Offering are expected to restrict us from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to the Preferred Stock. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time.

Description of capital stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of September 21, 2009, we have 44,782,670 outstanding shares of common stock, and no outstanding shares of preferred stock.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Concurrently with this offering, we are also offering (the “Preferred Stock Offering”) 1,250,000 shares of our new         % convertible perpetual preferred stock (the “Preferred Stock”), par value $0.001 per share, in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) (with the initial purchasers having the option to purchase up to an additional 187,500 shares of Preferred Stock from us). We are offering the Preferred Stock only to Qualified Institutional Buyers in accordance with Rule 144A of the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S of the Securities Act. Set forth below are the expected terms of the Preferred Stock:

•

Ranking. The Preferred Stock will (1) rank junior to our existing, and any future, indebtedness and to any classes of stock or series of preferred stock established in the future which are expressly senior to the Preferred Stock, (2) rank on a parity with any classes of stock or series of preferred stock established in the future which are expressly on a parity with the Preferred Stock and (3) rank senior to all classes of our common stock and to each other class of stock or series of preferred stock established in the future which are not expressly senior to the Preferred Stock, including the common stock offered hereby.

•

Dividends and Liquidation Preference. The Preferred Stock has a liquidation preference of $100.00 per share, plus any accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. The Preferred Stock also has a quarterly cumulative dividend preference at a rate per annum of         % per share that we may pay in cash, in shares of our common stock, or a combination thereof. Shares of our common stock used to pay dividends will be valued for such purpose at 95% of the average of the daily per share volume-weighted average price (determined in accordance with the terms of the Preferred

Stock) of our common stock on each of the ten consecutive trading days ending on the second trading day immediately preceding the payment date for such dividend.

•

Conversion. The Preferred Stock is convertible, at the option of the holder, subject to certain limitations, into shares of our common stock at any time after the issue date at a rate of                          shares of our common stock for each share of our Preferred Stock, plus all accrued, cumulative and unpaid dividends on such converted shares, in each case subject to customary anti-dilution adjustments. In addition, upon the occurrence of a fundamental change (as determined in accordance with the terms of the Preferred Stock), each holder of the Preferred Stock has the right to convert each share of Preferred Stock into the greater of (1) a number of shares of common stock equal to the then-applicable conversion rate on the Preferred Stock, plus a “make-whole” premium, if any (as determined in accordance with the terms of the Preferred Stock), in the form of a number of additional shares of common stock, and (2) a number of shares of our common stock calculated by dividing the liquidation preference with the greater of (A) the average of the daily per share volume-weighted average price of our common stock on each of the ten consecutive trading days ending on the trading day immediately preceding the effective date of such fundamental change and (B) $        . After                             , 2014, if the daily per share volume-weighted average price of our common stock equals or exceeds 150% of the then-prevailing conversion price (the liquidation preference divided by the then-prevailing conversion rate) of the Preferred Stock for at least 20 trading days within any period of 30 consecutive trading days (including the last day of such period), we may, at our option, cause shares of Preferred Stock to be automatically converted into shares of our common stock at the then-applicable conversion rate, plus accumulated and unpaid dividends, in accordance with the terms of the Preferred Stock.

•

Voting. Except as described below, the holders of the shares of Preferred Stock are not entitled to any voting rights except as set forth in the statement of resolutions and our bylaws or as required by applicable state law.

In the event that dividends on our Preferred Stock are in arrears and unpaid for six or more quarters (whether or not consecutive), the holders of our Preferred Stock, voting as a single class together with certain other holders of stock or preferred stock in parity with the Preferred Stock and having similar voting rights that are then exercisable, will be entitled at our next regular or special meeting of the shareholders to elect two additional directors and the number of directors that comprise our board shall be increased by such number of additional directors. In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock and of stock or preferred stock in parity with the Preferred Stock and having similar voting rights that are then exercisable will be required to alter, repeal or amend any of our articles of incorporation or the statement of resolutions governing the Preferred Stock if the amendment would amend, alter or affect the powers, preferences or rights of the Preferred Stock so as to adversely affect the holders thereof.

•	Redemption. The Preferred Stock is not redeemable.

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock, and, if issued, our Preferred Stock, is American Stock Transfer & Trust Company.

Certain United States federal income and estate tax considerations to non-U.S. holders

The following summary is a description of certain United States federal income and estate tax consequences relating to the purchase, ownership and disposition of our common stock by non-U.S. holders. The discussion is for general information only and does not consider all aspects of federal income and estate taxation that may be relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder in light of such holder’s personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of our common stock by investors that do not hold the stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

•	dealers in securities or foreign currency;
•	tax-exempt investors;
•	partnerships or other pass-through entities and investors in such entities;
•	United States expatriates;
•	regulated investment companies, banks, thrifts, insurance companies or other financial institutions;
•	persons that hold the common stock as a position in a straddle or as part of a synthetic security or hedge, conversion transaction or other integrated investment;
•	investors that have a functional currency other than the U.S. dollar;
•	persons subject to U.S. federal alternative minimum tax; and
•	investor that are “controlled foreign corporations” or “passive foreign investment companies.”

Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not include any non-U.S. income or estate tax laws or state and local tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal gift tax law.

Except as otherwise modified for United States federal estate tax purposes, you are a “non-U.S. holder” of our common stock if you are a beneficial owner of the stock and are not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or
•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a United States person.

The treatment of a partner in an entity treated as a partnership for United States federal income tax purposes that holds our common stock generally will depend on the status and tax situs of the partner and the activities of the partnership. Partners of partnerships considering the purchase of our common stock should consult their independent tax advisors.

As described in more detail below, the U.S. federal income tax consequences to a non-U.S. holder conducting a trade or business in the U.S. will depend on whether the income or gain at issue is effectively connected with the conduct of such U.S. trade or business.

This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock. Any such change may adversely affect a non-U.S. holder.

If you are considering the purchase of our common stock, you should consult an independent tax advisor regarding the application of United States federal income and estate tax laws, as well as other federal tax laws and the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Dividend distributions

Any distributions with respect to the shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, provided that such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock (determined on a share by share basis), and thereafter will be treated as gain realized on the sale or other disposition of our common stock as described below under “Sale, exchange, redemption or other disposition of stock.”

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and disclosure requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business within the United States are not subject to U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. A foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

Sale, exchange, redemption or other disposition of stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of shares of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States;
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

We believe that we are currently a “United States real property holding corporation” for United States federal income tax purposes and it is likely that we will remain one in the future. However, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held more than 5% of our common stock (a “greater-than- five percent shareholder”) at any time during the shorter of (i) the five year period preceding the date of disposition or (ii) the holder’s holding period will be subject to U.S. federal income tax on the disposition of our common stock. A greater-than- five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to non-U.S. holders on shares of our common stock and the amount of tax we withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding tax (currently at a rate of 28%) on dividends the holder receives on shares of our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN) of the holder’s status as a non-United States person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a non-U.S. holder sells shares of our common stock outside the United States through a United

States broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a United States office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN) to the broker of the holder’s status as a non-United States person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Federal estate tax

Common stock held by an individual non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC
Total	5,300,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the coverage of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                     per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 795,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $                     per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $250,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (other than the shares of our common stock to be sold under this offering and the concurrent offering of up to 1,250,000 shares of our Preferred Stock as described under “Summary — Concurrent Rule 144A Offering”, or (except for the foregoing exceptions) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Notwithstanding the foregoing, such individuals, taken as group, under certain circumstances may sell up to an aggregate of 500,000 shares in the indicated period without regard to these restrictions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or maybe “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common shares to the public in that Relevant Member State prior to the publication of a prospectus supplement in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive; or

(c) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “ATPG.”

We expect delivery of the shares of common stock will be made against payment therefor on or about                      , 2009, which is the third business day following the date of pricing of the shares of common stock (such settlement being referred to as “T+3”).

The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are also currently acting as initial purchasers in the Preferred Stock Offering. In addition, Credit Suisse Securities (USA) LLC acted as lead arranger, and its affiliate Credit Suisse, Cayman Islands Branch acts as administrative agent for, and a lender under, our Credit Facility, for which each has received Customary Fee and expense reimbursement. From time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of shares of common stock offered by this prospectus supplement will be passed upon for us by Jackson Walker L.L.P., Houston, Texas. Certain legal matters will be passed on for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The consolidated financial statements and financial statement schedule as of December 31, 2008 and for the year ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule as of December 31, 2007, and for the years ended December 31, 2007 and 2006 of ATP Oil & Gas Corporation incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Independent petroleum engineers

The information included in or incorporated by reference into this prospectus supplement regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves and present values of proved reserves as of December 31, 2008 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., Collarini Associates, and DeGolyer and MacNaughton, each independent petroleum engineers. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus supplement in reliance upon the authority of the firms as experts in these matters.

Where you can find more information

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the Securities and Exchange Commission, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room, by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

We also maintain an Internet website at http://www.atpog.com, which provides additional information about our company through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus.

Incorporation by reference

This prospectus supplement incorporates important business and financial information about us which is not included in or delivered with this prospectus supplement. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. The following documents filed by us under the Exchange Act are incorporated by reference into this prospectus supplement as of their respective dates of filing:

•

our Annual Report on Form 10-K for the year ended December 31, 2008, including information incorporated by reference from our Proxy Statement on Schedule 14A for the 2009 Annual Meeting of Shareholders;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009;
•

our Current Reports on Form 8-K filed with the SEC on (i) December 24, 2008, as amended on Form 8-K/A filed with the SEC on May 29, 2009, (ii) February 26, 2009, as amended on Form 8-K/A filed with the SEC on May 29, 2009 and (iii) March 2, 2009; and

•

all documents filed after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) until the termination of this offering.

Documents incorporated by reference are available from us without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus supplement. You may obtain documents incorporated by reference in this prospectus by requesting them in writing, by telephone, by facsimile or by e-mail from Albert L. Reese Jr., Chief Financial Officer, ATP Oil & Gas Corporation, at 4600 Post Oak Place, Suite 200, Houston, Texas 77027; telephone number (713) 622-3311; facsimile number (713) 622-5101; e-mail address areese@atpog.com.

PROSPECTUS

Common Stock

Preferred Stock

Warrants

We may from time to time offer to sell common stock, preferred stock or warrants, at prices and on terms that we will determine at the time of the offering, with an aggregate initial offering price of up to $200,000,000. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus that we authorize may also add, update or change information contained in this prospectus. You should read this prospectus and any other applicable prospectus or prospectus supplement carefully before you invest in our securities.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “ATPG.” On June 9, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market was $9.02.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 2 of this prospectus, as well as those contained or referenced in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, for a description of the various risks you should consider in evaluating an investment in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities may be sold directly to investors, to or through underwriters or dealers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, and any applicable over-allotment options, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our principal offices are located at 4600 Post Oak Place, Suite 200, Houston, Texas 77027, where our telephone number is (713) 622-3311.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, using a “shelf” registration process. Under this shelf process, we may from time to time offer to sell securities in one or more offerings up to a total dollar amount of $200,000,000. Each time we sell securities pursuant to this prospectus, we will provide a prospectus or a supplement to this prospectus that contains specific information about the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement or any related free writing prospectus is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement or such free writing prospectus. You should read this prospectus and any other applicable prospectus or prospectus supplement carefully before you invest in our securities.

Unless the context indicates otherwise, all references in this prospectus to “we,” “our,” “us,” or “the company” refer to ATP Oil & Gas Corporation and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus or the documents to which we have referred you or information that is contained in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different information, you should not rely on it. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement (and other documents to which each refers) contain statements about future events and expectations which are characterized as forward-looking statements. Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “objectives”, “seek”, “strive”, negatives of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to our management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements involve risks, uncertainties and assumptions and certain other factors that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in “Risk Factors” in this prospectus. We qualify any forward-looking statements entirely by these cautionary factors.

We believe these forward-looking statements are reasonable, but we caution that you should not place undue reliance on these forward-looking statements, because our future results and shareholder values may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the Securities and Exchange Commission, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room, by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

We also maintain an Internet website at http://www.atpog.com, which provides additional information about our company through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. The

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following documents filed by us under the Exchange Act are incorporated by reference into this prospectus as of their respective dates of filing:

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our Annual Report on Form 10-K for the year ended December 31, 2008, including information incorporated by reference from our Proxy Statement on Schedule 14A for the 2009 Annual Meeting of Shareholders;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

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our Current Reports on Form 8-K filed with the SEC on (i) December 24, 2008, as amended on Form 8-K/A filed with the SEC on May 29, 2009, (ii) February 26, 2009, as amended on Form 8-K/A filed with the SEC on May 29, 2009 and (iii) March 2, 2009; and

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all documents filed after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein).

Documents incorporated by reference are available from us without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing, by telephone, by facsimile or by e-mail from Albert L. Reese Jr., Chief Financial Officer, ATP Oil & Gas Corporation, at 4600 Post Oak Place, Suite 200, Houston, Texas 77027; telephone number (713) 622-3311; facsimile number (713) 622-5101; e-mail address areese@atpog.com.

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ABOUT THE COMPANY

ATP Oil & Gas Corporation was incorporated in Texas in 1991. We are engaged in the acquisition, development and production of oil and natural gas properties in the Gulf of Mexico and the U.K. and Dutch Sectors of the North Sea (the “North Sea”). We seek to acquire and develop properties with proved undeveloped reserves that are economically attractive to us but are not strategic to major or large exploration-oriented independent oil and gas companies. Occasionally we will acquire properties that are already producing or where previous drilling has encountered reservoirs that appear to us to contain commercially productive quantities of oil and gas even though the reservoirs do not meet the SEC definition of proved reserves. We believe that our strategy provides assets for us to develop and produce without the risk, cost or time of traditional exploration. Our management team has extensive engineering, geological, geophysical, technical and operational expertise in successfully developing and operating properties in both our current and planned areas of operation.

At December 31, 2008, we had estimated net proved reserves of 713.6 Bcfe, of which approximately 449.6 Bcfe (63%) was in the Gulf of Mexico and 264.0 Bcfe (37%) was in the North Sea. Year-end reserves were comprised of 65.3 MMBbls of oil (55%) and 321.7 Bcf of natural gas (45%). The majority of our oil reserves (61%) are located in the Gulf of Mexico. Our natural gas reserves are split between the Gulf of Mexico (66%) and the North Sea (34%). Of our total proved reserves, 73.6 Bcfe (11%) were producing, 37.8 Bcfe (5%) were developed and not producing and 602.2 Bcfe (84%) were undeveloped. The estimated PV-10 (as defined in our Annual Report on Form 10-K for the year ended December 31, 2008) of our proved reserves at December 31, 2008 was $1.3 billion and our standardized measure of discounted future net cash flows at December 31, 2008 was $1.1 billion. See “Item 2. Properties – Oil and Natural Gas Reserves” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference, for a reconciliation of our PV-10 (a non-GAAP measure) to our standardized measure of discounted future net cash flows. See “Incorporated by Reference.”

At December 31, 2008, we had leasehold and other interests in 77 offshore blocks, 41 platforms and 129 wells, including 22 subsea wells, in the Gulf of Mexico. At December 31, 2008, we operated 111 (86%) of these wells, including all of the subsea wells, and 78% of our offshore platforms. At December 31, 2008, we also had interests in 10 blocks and three company-operated subsea wells in the North Sea. Our average working interest in our properties at December 31, 2008 was approximately 76%. For more information regarding our operations and assets in the Gulf of Mexico and North Sea, see Note 13, “Segment Information,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. See “Incorporation by Reference.”

Our principal offices are located at 4600 Post Oak Place, Suite 200, Houston, Texas 77027, where our telephone number is (713) 622-3311.

A detailed discussion of our business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated herein by reference. See “Incorporation by Reference.”

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock or other securities.

If we are not able to generate sufficient funds from our operations and other financing sources, we may not be able to finance our planned development activity, acquisitions or service our debt.

We have historically needed and will continue to need substantial amounts of cash to fund our capital expenditure and working capital requirements. Our ongoing capital requirements consist primarily of funding development and exploration of our oil and gas reserves, acquisitions and abandonment of oil and gas properties and to meet our debt service obligations. Cash paid for capital expenditures for oil and gas properties was approximately $917.5 million, $849.5 million, and $577.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. Development and exploration costs accounted for 100%, 96% and 94%, respectively, of the total capital expenditures during those three years. During 2009, we plan to finance anticipated expenses, debt service, development, exploration, acquisition and abandonment requirements with available cash, funds generated by operating activities and potentially net cash proceeds from the sales of assets or new equity securities offerings.

We have been dependent on debt and equity financing to fund our cash needs that were not funded from operations or the sale of assets. Since mid 2008, the capital markets in the United States and the remainder of the world have been in disarray. There have been few capital market transactions completed and those that have been completed have been very expensive compared to historical levels. In addition, low commodity prices, production problems, disappointing drilling results and other factors beyond our control could reduce our funds from operations and may restrict our ability to obtain additional financing or to pay interest and principal on our debt obligations. Furthermore, we have incurred losses in the past that may affect our ability to obtain financing. Quantifying or predicting the likelihood of any or all of these occurring is difficult in the current domestic and world economy. For these reasons, financing may not be available to us in the future on acceptable terms or at all. In the event additional capital is required but not available on acceptable terms, we would curtail our acquisition, drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

The global financial crisis may materially and adversely impact our financial condition and results of operations in amounts and ways that we currently cannot predict.

The continued credit crisis and related turmoil in the global financial system may have an impact on our industry, our business and our financial condition. This stress in the markets may cause us to face greater challenges if conditions in the financial markets do not improve. Our ability to access the capital markets or to consummate planned asset sales may be restricted at a time when we would like or need to raise capital, impairing our ability to react to changing economic and business conditions, or modifying or interrupting our business plans. The current economic situation could lead to reduced demand for oil and natural gas, or lower prices for oil and natural gas, or both, which could have a negative impact on our revenues, the value of our assets and our ability to meet our obligations. Further, the economic situation could also impact our lenders, customers and hedging counterparties and may cause them to fail to meet their obligations to us with little or no warning.

Oil and natural gas prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on the prices we realize for our oil and natural gas production. Our realized prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. For example, oil and natural gas prices increased significantly in late 2000 and early 2001 and then steadily declined in 2001. This phenomenon occurred again beginning in 2004 when oil began to climb reaching an all-time high in mid 2008. By the end of 2008, oil had lost nearly two thirds of its value dropping from a high of $146 per barrel in July 2008 to a close of $45 per barrel in December 2008. Among the factors that have caused and may continue to cause this volatility are:

•	worldwide or regional demand for energy, which is affected by economic conditions;

•	the domestic and foreign supply of oil and natural gas;

•	the devaluation and subsequent revaluation of the U.S. dollar against other currencies;

•	weather conditions;

•	domestic and foreign governmental regulations and lack of regulations;

•	speculation by non-energy companies buying and selling commodities with no intention to receive physical delivery;

•	political conditions in natural gas or oil producing regions;

•	the ability or inability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and

•	price and availability of alternative fuels.

It is impossible to predict oil and natural gas price movements with certainty. Lower oil and natural gas prices may not only decrease our revenues on a per-unit basis but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

We have debt, trade payables and related interest payment requirements that may restrict our future operations and impair our ability to meet our obligations.

Our trade payables, related interest payment requirements and scheduled debt maturities may have important negative consequences. For instance, they could:

•	make it more difficult or render us unable to satisfy these or our other financial obligations;

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require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to satisfy our financial obligations and commitments depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations. The inability to meet our financial obligations and commitments will impede the successful execution of our business strategy and the maintenance of our economic viability.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

During June 2008, we, Credit Suisse (as Administrative Agent and Collateral Agent for the lenders) and the lenders named therein entered into a new senior secured term loan facility (“Term Loans”). The terms of the Term Loans require us to comply with certain covenants. Capitalized terms are defined in the Term Loans. The covenants include:

•	Minimum Current Ratio of 1.0 to 1.0;

•	Ratio of Total Net Debt to the Consolidated EBITDAX of not greater than 3.0 to 1.0 at the end of each quarter;

•	Ratio of Consolidated EBITDAX to Consolidated Interest Expense of not less than 2.5 to 1.0 for any four consecutive fiscal quarters;

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Ratio of pre-tax PV-10 of our total Proved Developed Producing oil and gas reserves using the average of future oil and gas prices for the next three years, to Total Net Debt of at least 0.5 to 1.0 at June 30 and December 31 of any fiscal year;

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Ratio of pre-tax PV-10 of our Total Proved oil and gas reserves plus 50% of our pre-tax probable oil and gas reserves, both using the average of future oil and gas prices for the next three years, to Total Net Debt of at least 2.5 to 1.0 at June 30 or December 31 of any fiscal year;

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Commodity Hedging Agreements, based on forecasted production attributable to our proved developed producing reserves of (i) 60% of the projected PDP production from the Oil and Gas Properties of the Borrower and the Subsidiaries for the succeeding twelve calendar months on a rolling twelve calendar month basis and (ii) 40% of such projected PDP production on a rolling basis for the twelve calendar month period subsequent to the twelve calendar month period;

•	Permitted Business Investments during any fiscal year of no more than $150.0 million or 7.5% of PV-10 value of our total proved reserves;

•	Requirement that at least 75% of Net Cash Proceeds from all Asset Sales be applied to the Asset Sale Facility as long as any balance is outstanding on the Asset Sale Facility;

•	Restrictions on certain types of payments including dividends or open market purchases of common stock.

These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted. We were in compliance with the financial performance and the non-financial covenants applicable to our Term Loans at March 31, 2009. If we are unable to meet the requirements of our Term Loans or any new financial transaction that we may enter into, we may be required to seek waivers from our lenders and there is no assurance that such waivers would be granted.

Our actual development results are likely to differ from our estimates of our oil and gas reserves. We may experience production that is less than estimated and development costs that are greater than estimated in our reserve reports. Such differences may be material.

Estimates of our oil and natural gas reserves and the costs and timing associated with developing these reserves may not be accurate. Additionally, approximately 84% of our total proved reserves are undeveloped. Development of these reserves may not yield the expected results, or the development may be delayed or the development costs may exceed our estimates, any of which may materially affect our financial position and results of operations. Development activity may result in downward adjustments of reserves or higher than estimated costs.

Our estimates of our proved oil and natural gas reserves and the estimated future net revenues from such reserves are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise and the quality and reliability of this data can vary.

Any significant variance could materially affect the estimated quantities and PV-10 value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we will likely adjust estimates of proved reserves to reflect production history, results of development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves may vary materially from our estimates.

Delays in the development of or production curtailment at our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limits the number of properties that we can develop in any given year. Complications in the development of any single material well or infrastructure installation may result in delays that would adversely effect our financial condition and results of operations. For instance, during 2008, we experienced production delays and increased costs at our High Island A-589 project in the Gulf of Mexico. During 2006 and 2007, we experienced production delays and increased development costs in connection with the development of our Tors wells in the North Sea.

In addition, relatively few wells contribute a substantial portion of our production. If we were to experience operational problems or adverse commodity prices resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse effect on our financial condition and results of operations. For example, during September 2008, Hurricane Ike caused wide-spread damage to many pipelines in the Gulf of Mexico. While our facilities suffered only minimal damage, production curtailments resulting from damages to third party infrastructure, especially downstream of the Gomez Hub, significantly impacted our cash flows for several months.

Our price risk management decisions may reduce our potential gains from increases in commodity prices and may result in losses.

We utilize derivative instruments and fixed-price forward sales contracts with respect to a portion of our expected production, generally not less than 40% or more than 80% of such production in order to manage our exposure to oil and natural gas price volatility. These instruments expose us to risk of financial loss if:

•	production is less than expected for forward sales contracts;

•	the counterparty to the derivative instrument defaults on its contract obligations; or

•	there is an adverse change in the expected differential between the underlying price in the derivative instrument and the fixed-price forward sales contract and actual prices received.

Our results of operations may be negatively impacted in the future by our derivative instruments and fixed-price forward sales contracts as these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas.

The unavailability or increased cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute on a timely basis our development plans and abandonment operations within our budget.

Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations, which could have a material adverse effect on our business, financial condition and results of operations. Increased drilling activity in the Gulf of Mexico and the North Sea decreases the availability of offshore rigs and associated equipment. In periods of increased drilling activity in the Gulf of Mexico and the North Sea, we may experience increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. These costs may increase further and necessary equipment and services may not be available to us at economical prices. For the years ended December 31, 2008, 2007 and 2006, we recorded losses on abandonment of $13.3 million, $18.6 million and $9.6 million, respectively, primarily as a result of unanticipated increases in service costs in the Gulf of Mexico.

Our insurance coverage may not be sufficient to cover some liabilities or losses that we may incur.

The occurrence of a significant accident or other event not fully covered by our insurance could have a material adverse effect on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third party contractors and other service providers are used in our offshore operations, we may not realize the full benefit of worker’s compensation laws in dealing with their employees. In addition, pollution and environmental risks generally are not fully insurable.

We may suffer losses as a result of foreign currency fluctuations.

The net assets, net earnings and cash flows from our wholly owned subsidiaries in the U.K. and the Netherlands are based on the U.S. dollar equivalent of such amounts measured in the applicable local currency. These foreign operations have the potential to impact our financial position due to fluctuations in exchange rates. Any increase in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any decrease in the value of the U.S. dollar in relation to the value of the local currency will increase our development costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars. We currently have no derivatives or other financial instruments in place to hedge the risk associated with the movement in foreign currency exchange rates.

The oil and natural gas business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development activities may be unsuccessful for many reasons, including cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment. A variety of factors, both technical and market-related, can cause a well to become uneconomic or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

The oil and natural gas business involves a variety of operating risks, including:

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of natural gas, oil and formation water;

•	pipe, cement, subsea well or pipeline failures;

•	casing collapses;

•	embedded oil field drilling and service tools;

•	abnormally pressured formations;

•	environmental accidents or hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases; and

•	hurricanes and other natural disasters.

If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses in excess of our insurance coverage as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for development or leasehold acquisitions, or result in loss of equipment and properties.

Our Gulf of Mexico properties are subject to rapid production declines. Therefore, we are required to replace our reserves at a faster rate than companies whose onshore reserves have longer production periods. We may not be able to identify or complete the acquisition of properties with sufficient proved reserves to implement our business strategy.

Production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than production from reservoirs in many other producing regions of the world. As of December 31, 2008, we projected normalized decline rates of 32% for gas and 45% for oil in our Gulf of Mexico undeveloped deepwater fields. While this results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial years of production, we must incur significant capital expenditures to replace declining production.

We may not be able to identify or complete the acquisition of properties with sufficient reserves or reservoirs to implement our business strategy. As we produce our existing reserves, we must identify, acquire and develop properties through new acquisitions or our level of production and cash flows will be adversely affected. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors that we cannot control or influence. A substantial decrease in the availability of oil and gas properties that meet our criteria in our areas of operation, or a substantial increase in the cost to acquire these properties, would adversely affect our ability to replace our reserves.

We may incur substantial impairment write-downs.

We account for our oil and gas property costs using the successful efforts accounting method. Under the successful efforts method, lease acquisition costs and intangible drilling and development costs on successful wells and development dry holes are capitalized. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when a well is determined to be unsuccessful.

If management’s estimates of the recoverable reserves on a property are revised downward, if development costs exceed previous estimates or if oil and natural gas prices decline, we may be required to record additional noncash impairment write-downs in the future, which would result in a negative impact to our financial position and earnings. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. We perform an impairment analysis whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting estimated future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling or other development activities. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Unproved properties are assessed periodically to determine whether they have been impaired. An impairment allowance is provided on an unproved property when we determine that the property will not be developed. Any impairment charge incurred is recorded in accumulated depletion, impairment and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. We recorded impairments during the years ended December 31, 2008, 2007 and 2006 totaling $124.7 million, $34.1 million and $18.5 million, respectively, on certain proved Gulf of Mexico shelf properties, primarily due to reduced commodity prices and reductions in estimates of recoverable reserves. Impairments of unproved properties were $0.4 million, $0.2 million and $1.0 million 2008, 2007 and 2006, respectively, related to surrendered leases.

Management’s assumptions used in calculating oil and gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as commodity price forecasts change, so too will the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Competition in our industry is intense, and we are smaller than some of our competitors in the Gulf of Mexico and in the North Sea.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced geoscientists and other professional staff. As of March 31, 2009, we had 22 engineers, geologist/geophysicists and other technical personnel in our Houston office, three engineers, geologist/geophysicists and other technical personnel in our U.K. location and one engineer in our Netherlands office. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Members of our management team own a significant amount of common stock, giving them influence in corporate transactions and other matters, and the interests of these individuals could differ from those of other shareholders.

Members of our management team beneficially own approximately 20% of our outstanding shares of common stock. As a result, these shareholders are in a position to significantly influence the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of an amendment to our articles of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their influence may delay or prevent a change of control and may adversely affect the voting and other rights of other shareholders.

Rapid growth may place significant demands on our resources.

We have experienced rapid growth in our operations and expect that significant expansion of our operations will continue. Our rapid growth has placed, and our anticipated future growth will continue to place, a significant demand on our managerial, operational and financial resources due to:

•	the need to manage relationships with various strategic partners and other third parties;

•	difficulties in hiring and retaining skilled personnel necessary to support our business;

•	the need to train and manage a growing employee base; and

•	pressures for the continued development of our financial and information management systems.

If we have not made adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be adversely impacted.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. The continuation of these developments may subject our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

As discussed above, development, production and sale of oil and natural gas in the Gulf of Mexico and in the North Sea are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations.

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus or prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus or prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus or prospectus supplement the particular terms of the securities offered by that prospectus or prospectus supplement. If we indicate in the applicable prospectus or prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus or prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock; and

•	warrants to purchase any of the securities listed above.

In this prospectus, we refer to the common stock, preferred stock and warrants collectively as “securities”.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of June 8, 2009, we have 36,020,268 outstanding shares of common stock, and no outstanding shares of preferred stock.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

At the direction of our board, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of the common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix or change the number of shares constituting any class or series of preferred stock; and

•	establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Rights Agreement

Our Board of Directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-hundredth of a share of our Junior Participating Preferred Stock if a third party acquires beneficial ownership of 15% or more of our common stock or if other specified events occur without our consent. In addition, the holders of our common stock will be entitled to purchase the stock of an Acquiring Person (as defined in the Rights Agreement) at a discount upon the occurrence of triggering events. The exercise price per right is $150, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted under the agreement.

Anti-Takeover Provisions of our Articles of Incorporation and Bylaws

The provisions of Texas law and our articles of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations Under Texas Law. We are a Texas corporation and, upon completion of the offering, will be subject to Part Thirteen of the Texas Business Corporation Act, known as the “Business Combination Law.” In general, this law will prevent us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, for a three-year period after the date such person became an affiliated shareholder, unless:

•	our board of directors approves the acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder,

•	our board of directors approves the business combination before the date such person becomes an affiliated shareholder, or

•

holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates approve the business combination within six months after the date such person becomes an affiliated shareholder.

Under this law, any person that owns or has owned 20% or more of our voting shares during the preceding three-year period is an “affiliated shareholder.” The law defines “business combination” generally as including:

•	mergers, share exchanges or conversions involving an affiliated shareholder,

•	dispositions of assets involving an affiliated shareholder:

•	having an aggregate value equal to 10% or more of the market value of our assets;

•	having an aggregate value equal to 10% or more of the market value of our outstanding common stock; or

•	representing 10% or more of our earning power or net income;

•	issuances or transfers of securities by us to an affiliated shareholder other than on a pro rata basis;

•	plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder,

•	reclassifications, recapitalizations, mergers or other transactions that would have the effect of increasing an affiliated shareholder’s percentage ownership of our outstanding voting stock, and

•	the receipt of tax, guarantee, pledge, loan or other financial benefits by an affiliated shareholder other than proportionally as one of our shareholders.

Written Consent of Shareholders. Our articles of incorporation provide that any action by our shareholders must be taken at an annual or special meeting of shareholders. Special meetings of the shareholders may be called only by holders of not less than 50% of all the shares entitled to vote.

Advance Notice Procedure for Shareholder Proposals. Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director must contain specific information concerning the person to be nominated and must be delivered to or mailed and received at our principal executive offices as follows:

•

With respect to an election to be held at the annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of shareholders.

•

With respect to an election to be held at a special meeting of shareholders for the election of directors, not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting.

Notice of shareholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of shareholders. These procedures may operate to limit the ability of shareholders to bring business before a shareholders meeting, including with respect to the nomination of directors or considering any transaction that could result in a change of control.

Classified Board; Removal of Director. Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of Liability of Directors. Our articles of incorporation provide that no director shall be personally liable to ATP or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to ATP or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate the rights of ATP and its shareholders, through derivative suits on behalf of ATP, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus or prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus or prospectus supplement. If we indicate in the prospectus or prospectus supplement, the terms of any warrants offered under that prospectus or prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus or prospectus supplement relating to a particular series of warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Additional Information

We will describe in an applicable prospectus or prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus or prospectus supplement at the exercise price that we describe in the applicable prospectus or prospectus supplement. Unless we otherwise specify in the applicable prospectus or prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus or prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus or prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus or prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus or prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus or prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name”. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or if we issue the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security will be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus or prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities”;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus or prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus or prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The accompanying prospectus or prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters;

•	the purchase price of shares of common stock being offered and the proceeds we will receive from the sale;

•	any over-allotment options pursuant to which underwriters may purchase additional shares of common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus or prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we or they have a material relationship. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of the securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus or prospectus supplement states otherwise, the agent will act on a best efforts basis for the period of its appointment.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for or purchase securities before the distribution of the securities is completed. However, underwriters may engage in the following activities in accordance with the rules:

Stabilizing transactions. Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Over-allotments and syndicate covering transactions. Underwriters may sell more shares of our common stock than the number of shares that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

Penalty bids. If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the securities.

If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on The NASDAQ Global Select Market may engage in passive market making transactions in the securities on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Jackson Walker L.L.P., Houston, Texas. In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplement, the validity of the securities will be passed on for any underwriters or agents by such counsel named in the prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule as of December 31, 2008 and for the year ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule as of December 31, 2007, and for the years ended December 31, 2007 and 2006 of ATP Oil & Gas Corporation incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.